Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Great Basin Scientific, Inc.

Salt Lake City, Utah

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2017, except for the second paragraph in the Reverse Stock Split section in Note 2, which is as of April 10, 2017, relating to the financial statements of Great Basin Scientific, Inc. (“Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Salt Lake City, Utah

June 15, 2017